Exhibit 99.1

INOVALON REPORTS SECOND QUARTER 2020 RESULTS

Second Quarter 2020 Highlights

•	Q2 revenue of $162.2 million, up 3% YoY

•	Q2 subscription-based platform revenue of $142.1 million, up 13% YoY, equating to 88% of Q2 total revenue

•	Q2 net income of $2.0 million, resulting in diluted net income of $0.01 per share

•	Q2 Non-GAAP net income of $22.0 million, up 15% YoY, resulting in Non-GAAP net income of $0.15 per share

•	Q2 Adjusted EBITDA of $56.6 million, up 8% YoY, resulting in Adjusted EBITDA margin of 34.9%

•	Q2 net cash provided by operating activities of $49.0 million

•	Q2 new sales Annual Contract Value (ACV)[1] totaled a record $75.7 million, up 38.1% YoY

Debt & Cash Highlights

•	Voluntarily repaid $99 million (100% of all outstanding amounts) of revolver on June 4, 2020

•	Cash balance as of June 30, 2020 totaling $95.6 million

•	Net debt leverage ratio as of June 30, 2020 improved to 3.69x (versus 4.32x on June 30, 2019)

Trailing Twelve Month (TTM)2 Second Quarter 2020 Highlights

•	TTM Q2 revenue of $656.3 million, up 12% period-over-period

•	TTM Q2 subscription-based platform revenue of $563.1 million up 17% period-over-period, equating to 86% of period revenue

•	TTM Q2 net income of $11.9 million

•	TTM Q2 Non-GAAP net income of $81.9 million, up 42% period-over-period

•	TTM Q2 Adjusted EBITDA of $218.0 million, up 16% period-over-period

•	TTM Q2 net cash provided by operating activities of $129.7 million

•	TTM Q2 new sales ACV totaled $238.7 million

2020 Guidance Highlights

•	Raising low end of revenue range, and increasing Adjusted EBITDA and Non-GAAP diluted earnings per share guidance for full year 2020

•	Providing third quarter 2020 guidance

Please refer to our Second Quarter 2020 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, 2020 financial guidance, additional financial metrics, and other topics that will be referenced during the Company’s conference call.

BOWIE, Md. – July 29, 2020 – Inovalon (Nasdaq: INOV), a leading provider of cloud-based platforms empowering data-driven healthcare, today announced financial results for the second quarter of 2020 and updated guidance for the third quarter and remainder of 2020.
“Inovalon’s focus on leading in innovation, serving as the enablement layer of data-driven healthcare, and landing new clients and expanding within existing clients, was fully demonstrated in the second quarter with broadening adoption of our platform and new sales hitting a record. Sales highlights in the quarter consisted of a strong portfolio of contracts, including such tremendous industry-leaders as Walmart and Cardinal Health. The Company also closed a long-term cloud-based SaaS contract expansion with an existing top-five payer client for a single solution on the Inovalon ONE® Platform worth in excess of $150 million in Total Contract Value3,” said Keith Dunleavy, M.D., Inovalon’s chief executive officer and chairman of the board. “I continue to be extraordinarily impressed with the Inovalon team, their dedication, energy, and performance in every corner of the Company as we navigate the COVID-19 environment and relentlessly deliver for our expanding portfolio of clients.”

Second Quarter 2020 Financial Results

•
Revenue for the second quarter of 2020 was $162.2 million, a year-over-year increase of 3% compared with $157.0 million for the second quarter of 2019. TTM revenue for the second quarter of 2020 was $656.3 million, a period-over-period increase of 12%, compared with $584.6 million for the second quarter 2019 TTM period.

•
Subscription-based platform revenue for the second quarter of 2020 was $142.1 million, or 88% of second quarter 2020 total revenue and a year-over-year increase of 13%, compared with $126.3 million for the second quarter of 2019, or 80% of second quarter 2019 total revenue. TTM subscription-based platform revenue for the second quarter of 2020 was $563.1 million, a period-over-period increase of 17%, compared with $479.4 million for the second quarter 2019 TTM period.

•	Cost of revenue for the second quarter of 2020 was $36.8 million, or 22.7% of revenue, compared with $41.1 million, or 26.2% of revenue, for the second quarter of 2019.

•
Net income for the second quarter of 2020 was $2.0 million, resulting in diluted net income of $0.01 per share, compared with $4.5 million and $0.03 per share, respectively, for the second quarter of 2019.

•
Adjusted EBITDA for the second quarter of 2020 was $56.6 million, up 8% year-over-year, compared with $52.2 million for the second quarter of 2019. Adjusted EBITDA margin for the second quarter of 2020 was 34.9%, an increase of 160 basis points, compared with 33.3% for the second quarter of 2019. TTM Adjusted EBITDA for the second quarter of 2020 was $218.0 million, a period-over-period increase of 16%, compared with $188.0 million for the second quarter 2019 TTM period. TTM Adjusted EBITDA margin for the second quarter of 2020 was 33.2%, a period-over-period increase of 100 basis points, compared with 32.2% for the second quarter 2019 TTM period.

•
Non-GAAP net income for the second quarter of 2020 was $22.0 million, up 15% year-over-year, resulting in Non-GAAP net income of $0.15 per share, compared with $19.1 million and $0.13 per share, respectively, for the second quarter of 2019. TTM Non-GAAP net income for the second quarter of 2020 was $81.9 million, resulting in Non-GAAP net income of $0.56 per share, compared with $57.7 million and $0.39 per share, respectively, for the second quarter 2019 TTM period, an increase of 42% and 44%, respectively.

•
Net cash provided by operating activities for the second quarter of 2020 was $49.0 million, an increase of 95%, compared with $25.2 million for the second quarter of 2019. TTM net cash provided by operating activities for the second quarter 2020 was $129.7 million, an increase of 18%, compared with $110.2 million for the second quarter 2019 TTM period. Free cash flow[4] for the second quarter 2020 was $30.0 million, an increase of 166% compared with $11.3 million for the second quarter of 2019. TTM free cash flow for the second quarter of 2020 was $60.6 million, compared with $58.9 million for the second quarter 2019 TTM period.

“Inovalon delivered 13% year-over-year subscription-based platform revenue growth, record new sales Annual Contract Value of $76 million, and continued to substantially expand profitability during the quarter, demonstrating strong durability of revenue, platform financial performance characteristics, and market adoption of our business model despite a challenging environment,” said Jonathan R. Boldt, Inovalon’s chief financial officer. “We continue to successfully balance prudent costs and investments in ongoing innovation and capability expansion for long-term market leadership and growth, with concurrent attention to strong cash flow and profitability.”
Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, and free cash flow are Non-GAAP measures. Net income is the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income. Net cash provided by operating activities is the GAAP financial measure most directly comparable to free cash flow. Reconciliations of net income to Adjusted EBITDA and Non-GAAP net income and reconciliations of net cash provided by operating activities to free cash flow identifying the differences between net income and net cash provided by operating activities and each of these Non-GAAP financial measures, are included in this press release after the consolidated financial statements.
Key Highlights

•
Strong Sales Execution, Cloud-Based Platform Adoption, Record ACV, and Continued Subscription Growth. During the second quarter Inovalon successfully converted a wide array of opportunities within its sales pipeline into signed contacts driving record new sales ACV of $75.7 million (a metric which reflects only the first year of expected revenue from new contracts signed during a period), a 38.1% increase versus the second quarter of 2019. Sales were strong in all business units. The second quarter also demonstrated the broadening adoption of Inovalon’s cloud-based

SaaS solutions with marquee industry-leading wins across multiple segments of the marketplace - including a top-five consumer retailer (Walmart), a top-five medical distributor (Cardinal), and a top-five payer - each entering into long-term (five to seven years) contracts, with the payer contract expansion alone resulting in a seven-year engagement with a Total Contract Value in excess of $150 million. Reflecting the growing strength of Inovalon’s cloud platform offerings, each of these were for 100% subscription-based, SaaS cloud-based platform solutions, contributing to the Company’s continued strong expansion in its subscription-based platform business which totaled $142.1 million during the second quarter, equating to 88% of second quarter total revenue, and reflecting 13% growth over the second quarter of 2019.

•
Profitable Growth and SaaS Industry Leading Margins. The Company’s continued focus on cloud platform architecture efficiencies, marketplace connectivity, process automation, and the application of data supplementation and advanced analytics informed by Inovalon’s unparalleled primary source real-world data asset, together with the realization of continued product mix shift and strong market value recognition, resulted in increasing profitability for the Company during the second quarter. Cost of revenue as a percentage of revenue decreased to 22.7% in the second quarter versus 26.2% in the second quarter of 2019. This, in combination with the Company’s strong operational leverage, resulted in Adjusted EBITDA for the second quarter of 2020 coming in at $56.6 million, up 8% year-over-year, compared with $52.2 million for the second quarter of 2019. The resulting Adjusted EBITDA margin for the second quarter of 2020 was 34.9%, an increase of 160 basis points, compared with 33.3% for the second quarter of 2019.

•
Strong Cash Balance, Strong Cash flow and Well Capitalized. During the second quarter the Company continued to generate strong cash flow, voluntarily paid back the entirety of its $99.0 million revolver, and further decreased its net debt ratio. Cash flow from operations was strong and consistent with internal expectations resulting in $49.0 million of net cash provided by operating activities for the second quarter of 2020. The Company exited the second quarter with $95.6 million of cash and cash equivalents, which is after the Company voluntarily paid down the entirety of the outstanding balance (of approximately $99.0 million) of its revolving credit facility on June 4, 2020. The Company ended the quarter with a further-improved net debt ratio of 3.69x, down from 3.79x at the end of the first quarter of 2020, and down from 4.32x at the end of the year-ago second quarter of 2019.

Other Financial Data and Key Metrics
The following constitute other financial data and key metrics that are presented quarterly.

•
Growth of Datasets: At June 30, 2020, the MORE[2] Registry® dataset contained approximately 319.5 million unique patient counts and nearly 56 billion medical event counts, increases of 14.7% and 22.1%, respectively, compared with June 30, 2019.

•
Investment in Innovation: For the quarter ended June 30, 2020, Inovalon’s ongoing investment supporting innovations in advanced, cloud-based platforms empowering data-driven healthcare was $19.9 million, or 12% of revenue, an increase of $2.8 million, or 16%, compared to the prior year period.

•
Analytical Process Count Growth: Inovalon’s trailing twelve-month Patient Analytics Months (“PAM”) count, which the Company believes is indicative of the Company’s overall level of analytical activity, grew to 72.3 billion as of June 30, 2020, an increase of 31.4%, compared with June 30, 2019.

Please see the Company’s filings with the Securities and Exchange Commission (“SEC”) for further detail regarding the preceding other financial data and key metrics.
Shares Outstanding
As of July 17, 2020, the Company had 76.1 million shares of Class A common stock outstanding and 79.3 million shares of Class B common stock outstanding.
2020 Financial Guidance
In the setting of the substantive contract wins achieved in the second quarter of 2020 and the expectation of additional substantive wins during the second half of 2020, the Company has raised the low end of its revenue range and increased Adjusted EBITDA and non-GAAP diluted earnings per share, as well as made adjustments in net income and capital expenditures for the full year 2020 guidance. Reflecting these changes, and the progression of the quarter, Inovalon is providing the following update to its revenue cadence guidance for the remainder of 2020, updated full-year 2020 guidance, and third quarter of 2020 guidance, each as outlined within the tables below respectively.

2020 Financial Quarter	Previous 2020 Guidance YoY Revenue Growth Provided April 29, 2020	Updated 2020 Guidance YoY Revenue Growth Provided July 29, 2020
Third Quarter	6% to 12%	5% to 11%
Fourth Quarter	6% to 12%	6% to 13%

Financial Metric	Previous 2020 Guidance Provided April 29, 2020	Updated 2020 Guidance Provided July 29, 2020	Change from Full Year 2019
Revenue	$672 million to $698 million	$675 million to $698 million	5% to 9%
Net income	$16 million to $22 million	$15 million to $21 million	92% to 169%
Non-GAAP net income	$80 million to $85 million	$85 million to $91 million	10% to 17%
Adjusted EBITDA	$221 million to $231 million	$226 million to $236 million	7% to 12%
Net cash provided by operating activities	$160 million to $175 million	$160 million to $175 million	50% to 64%
Capital expenditures	$54 million to $60 million	$60 million to $64 million	2% to 9%
Diluted net income per share	$0.11 to $0.15	$0.10 to $0.14	100% to 180%
Non-GAAP diluted net income per share	$0.53 to $0.57	$0.57 to $0.61	10% to 17%

Financial Metric	Third Quarter 2020 Guidance Provided July 29, 2020
Revenue	$175 million to $185 million
Net income	$7 million to $8 million
Non-GAAP net income	$25 million to $26 million
Adjusted EBITDA	$61 million to $65 million
Diluted net income per share	$0.05 to $0.05
Non-GAAP diluted net income per share	$0.16 to $0.18
Additional assumptions made within the Company’s 2020 guidance are as follows:

•	While changes in the stock price could change the fully diluted share count, under the treasury stock method, 2020 guidance assumes 150 million weighted average diluted shares.

•	2020 guidance assumes an effective tax rate of approximately 28% for the full year.
Reconciliations of net income, the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income, identifying the differences between each of these Non-GAAP financial measures and the most directly comparable GAAP financial measure, are included in this press release after the consolidated financial statements.
Conference Call
Inovalon will host a conference call to discuss its second quarter 2020 results at 5:00 p.m. Eastern Time today. To participate in Inovalon’s conference call, please dial (855) 783-2604, conference ID 7199074; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon’s investor relations website (http://investors.inovalon.com).
Please refer to our Second Quarter 2020 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including 2020 financial guidance, additional financial metrics, and other topics that will be referenced during the Company’s conference call.

About the Inovalon ONE® Platform
The Inovalon ONE® Platform is an integrated cloud-based platform of nearly 100 individual proprietary technology toolsets and deep data assets able to be rapidly configured to empower the operationalization of large-scale, data-driven healthcare initiatives. Each proprietary technology toolset, referred to as a Module, is informed by the data of billions of medical events within Inovalon’s proprietary datasets. Combinations of Modules are configured to empower highly differentiated solutions for client needs quickly and in a highly scalable fashion. The flexibility of the modular design of the Platform enables clients to integrate the capabilities of the Platform with their own internal capabilities or other third-party solutions. The Platform brings to the marketplace a highly extensible, national-scale capability to interconnect with the healthcare ecosystem on a massive scale, aggregate and analyze data in petabyte volumes, arrive at sophisticated insights in real time, and drive meaningful impact wherever it is analytically identified best to intervene and intuitively visualize data and information to inform business strategy and execution.
About Inovalon
Inovalon is a leading provider of cloud-based platforms empowering data-driven healthcare. Through the Inovalon ONE® Platform, Inovalon brings to the marketplace a national-scale capability to interconnect with the healthcare ecosystem, aggregate and analyze data in real time, and empower the application of resulting insights to drive meaningful impact at the point of care. Leveraging its Platform, unparalleled proprietary datasets, and industry-leading subject matter expertise, Inovalon enables better care, efficiency, and financial performance across the healthcare ecosystem. From health plans and provider organizations, to pharmaceutical, medical device, and diagnostics companies, Inovalon’s unique achievement of value is delivered through the effective progression of “Turning Data into Insight, and Insight into Action®.” Supporting thousands of clients, including 24 of the top 25 U.S. health plans, 22 of the top 25 global pharma companies, 19 of the top 25 U.S. healthcare provider systems, and many of the leading pharmacy organizations, device manufacturers, and other healthcare industry constituents, Inovalon’s technology platforms and analytics are informed by data pertaining to more than one million physicians, 559,000 clinical facilities, 319 million Americans, and nearly 56 billion medical events. For more information, visit www.inovalon.com.
Forward Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of, and are intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including but not limited to statements regarding the roll-out of any product or capability, the timing, performance characteristics and utility of any such product or capability, and the impact of any such product or capability on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words “believe,” “may,” “see,” “will,” “estimate,” “continue,” “anticipate,” “assume,” “intend,” “expect,” “project,” “look forward,” “promise,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, expectations about future business plans, prospective performance and opportunities, strategies and business plans, expectations regarding future results, expectations regarding the size of our datasets, expectations regarding implementation timeframes, our ability to meet financial guidance for the third quarter and full year 2020, expectations regarding future contract wins, our ability to pay down outstanding indebtedness, expectations regarding interest payments, expectations regarding tax rates, expectations regarding and/or estimates of ACV and TCV, statements and expectations with respect to visibility, revenue retention and recurring revenue, including ACV and TCV, and the impact of the COVID-19 pandemic on our business and operations. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.
These risks, uncertainties, and assumptions include, among others: the effects and potential effects of the COVID-19 pandemic on our business, cash flow, liquidity and results of operations due to, among other things, effects on the economy generally and on our customers, including the possible effects of significant rising unemployment, the inability of consumers to timely pay our customers and the resulting potential inability of our customers to pay the fees under our contracts on time or in full; the delay in the contracting for services by our customers as a result of the COVID-19 pandemic; potential other delays in the sales cycle for new customers and products; and other unforeseen impacts on our customers and potential customers and on our employees that could have a negative impact on us; the Company’s ability to continue and manage growth, ability to grow the client base, retain and renew the existing client base and maintain or increase the fees and activity with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the ability to successfully integrate our acquisitions and the ability of the acquired business to perform as expected; the successful implementation and adoption of new platforms and solutions, including the Inovalon ONE® Platform, ScriptMed® Cloud, Clinical Data Extraction as a Service (CDEaaS™), Natural Language Processing as a Service (NLPaaS™), Elastic Container Technology (ECT™), Healthcare Data Lake, and the Telehealth configuration of the Inovalon ONE® Platform; the possibility of technical, logistical or planning issues in connection with the Company’s investment in and successful deployment of the Company’s products, services and technological advancements; the ability to enter into new agreements with existing or new platforms, products and solutions in the timeframes expected, or at all; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the effects of changes in tax laws in the jurisdictions in which we operate; the ability to protect the privacy of clients’ data and prevent security breaches; the effect of competition on the business; the timing, size and effect of business realignment and restructuring charges; the efficacy of the Company’s platforms and toolsets; and the impact of the COVID-19 pandemic on our business and operations.
Additional information is also set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 19, 2020, included under Part I, Item 1A, “Risk Factors,” and in subsequent filings with the SEC. The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.
Use of Non-GAAP Financial Measures
In the Company’s earnings releases, prepared remarks, conference calls, slide presentations and webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between the comparable GAAP financial measure and each non-GAAP financial measure are included in this press release after the consolidated financial statements.

1 Annualized Contract Value (ACV) is defined as a metric reflecting the sum of the first 12 months of revenue expected from contracts signed during a specific period (such as a quarter or year). New sales ACV refers to the sum of the first 12 months of revenue expected from new sales contracts signed during a specific period (such as a quarter or year).
2 Metrics calculated on a trailing twelve-month (TTM) basis reflect the prior twelve months of activity. Reconciliations of TTM metrics are included in this press release after the consolidated financial statements.
3 Total Contract Value (TCV) is defined as a metric reflecting the total revenue expected from a sales contract signed during a specific period (such as a quarter or year) over the expected term of the contract.
4 Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment and less investment in capitalized software.

Inovalon Holdings, Inc.
Consolidated Statements of Operations

(In thousands, except per-share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$162,215	$156,977	$316,402	$302,468
Expenses:
Cost of revenue(1)	36,761	41,118	77,804	78,321
Sales and marketing(1)	15,073	14,306	30,232	27,832
Research and development(1)	8,835	7,898	15,939	16,099
General and administrative(1)	55,229	45,694	109,112	99,317
Depreciation and amortization	30,632	27,420	58,566	54,467
Total operating expenses	146,530	136,436	291,653	276,036
Income from operations	15,685	20,541	24,749	26,432
Other income and (expenses):
Interest income	96	664	386	1,274
Interest expense	(14,260)	(16,649)	(28,820)	(33,191)
Other expense, net	(148)	—	(170)	(11)
Income (Loss) before taxes	1,373	4,556	(3,855)	(5,496)
(Benefit from) Provision for income taxes	(652)	18	(4,197)	(1,711)
Net income (loss)	$2,025	$4,538	$342	$(3,785)
Net income (loss) attributable to common stockholders, basic and diluted	$1,964	$4,403	$331	$(3,785)
Net income (loss) per share attributable to common stockholders, basic and diluted:
Basic net income (loss) per share	$0.01	$0.03	$—	$(0.03)
Diluted net income (loss) income per share	$0.01	$0.03	$—	$(0.03)
Weighted average shares of common stock outstanding:
Basic	149,517	148,136	149,350	147,956
Diluted	149,685	148,478	149,521	147,956
_______________________________________________________

(1)	Includes stock-based compensation expense as follows:
	Cost of revenue	$153	$78	$318	$155
	Sales and marketing	752	339	1,372	639
	Research and development	269	379	722	749
	General and administrative	6,691	1,986	12,709	6,478
	Total stock-based compensation expense	$7,865	$2,782	$15,121	$8,021

Inovalon Holdings, Inc.
Consolidated Balance Sheets

(In thousands, except share and par value amounts)	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$95,611	$93,094
Accounts receivable (net of allowances of $3,824 at June 30, 2020 and $3,351 at December 31, 2019)	132,279	139,514
Prepaid expenses and other current assets	22,956	20,141
Income tax receivable	7,005	4,488
Total current assets	257,851	257,237
Non-current assets:
Property, equipment and capitalized software, net	159,193	147,741
Operating lease right-of-use assets	32,998	45,053
Goodwill	955,881	955,881
Intangible assets, net	466,060	483,041
Other assets	28,293	19,681
Total assets	$1,900,276	$1,908,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$36,168	$34,845
Accrued compensation	28,410	35,135
Other current liabilities	36,911	26,298
Deferred revenue	15,042	13,664
Credit facilities	9,800	9,800
Operating lease liabilities	6,288	8,085
Finance lease liabilities	4,213	2,533
Total current liabilities	136,832	130,360
Non-current liabilities:
Credit facilities, less current portion	880,273	883,937
Operating lease liabilities, less current portion	35,482	49,690
Finance lease liabilities, less current portion	26,715	12,266
Other liabilities	66,576	46,529
Deferred income taxes	82,862	97,693
Total liabilities	1,228,740	1,220,475
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.000005 par value, 900,000,000 shares authorized, zero shares issued and outstanding at each of June 30, 2020 and December 31, 2019, respectively	—	—
Class A common stock, $0.000005 par value, 750,000,000 shares authorized; 90,709,951 shares issued and 76,089,776 shares outstanding at June 30, 2020; 90,327,728 shares issued and 75,707,553 shares outstanding at December 31, 2019	1	1
Class B common stock, $0.000005 par value, 150,000,000 shares authorized; 79,270,861 shares issued and outstanding at June 30, 2020; 79,369,411 shares issued and outstanding at December 31, 2019	—	—
Preferred stock, $0.0001 par value, 100,000,000 shares authorized, zero shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in-capital	646,455	636,461
Retained earnings	278,653	278,246
Treasury stock, at cost, 14,620,175 shares at June 30, 2020 and December 31, 2019, respectively	(199,817)	(199,817)
Other comprehensive loss	(53,756)	(26,732)
Total stockholders’ equity	671,536	688,159
Total liabilities and stockholders’ equity	$1,900,276	$1,908,634

Inovalon Holdings, Inc.
Consolidated Statements of Cash Flows

(In thousands)	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$342	$(3,785)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation expense	15,121	8,021
Depreciation	30,766	28,234
Amortization of intangibles	27,800	26,233
Amortization of debt issuance costs and debt discount	2,338	2,155
Deferred income taxes	(2,139)	(1,836)
Change in fair value of contingent consideration	3	517
Other	1,008	1,703
Changes in assets and liabilities:
Accounts receivable	(2,293)	(12,351)
Prepaid expenses and other current assets	(110)	(1,634)
Income taxes receivable	(2,517)	5,239
Other assets	(1,458)	(3,552)
Accounts payable and accrued expenses	3,649	2,432
Accrued compensation	(6,533)	(4,105)
Other current and non-current liabilities	(3,158)	(6,665)
Deferred revenue	472	(694)
Payment for acquisition-related contingent consideration	(160)	—
Net cash provided by operating activities	63,131	39,912
Cash flows from investing activities:
Maturities of short-term investments	—	6,464
Purchases of property and equipment	(12,787)	(8,510)
Investment in capitalized software	(22,677)	(16,776)
Purchase of intangible assets	(10,819)	—
Net cash used in investing activities	(46,283)	(18,822)
Cash flows from financing activities:
Proceeds from credit facility borrowings	99,000	—
Repayment of credit facility borrowings	(103,900)	(4,900)
Payments for debt issuance costs	(1,000)	—
Proceeds from exercise of stock options	183	1,817
Finance lease liabilities paid	(1,331)	(1,262)
Tax payments for equity award issuances	(5,110)	(2,486)
Payment for acquisition-related contingent consideration	(2,173)	—
Net cash used in financing activities	(14,331)	(6,831)
Increase in cash and cash equivalents	2,517	14,259
Cash and cash equivalents, beginning of period	93,094	115,591
Cash and cash equivalents, end of period	$95,611	$129,850
Supplemental cash flow disclosure:
Income taxes paid (received), net	$352	$(5,254)
Interest paid	26,994	31,465
Non-cash transactions:
Accruals for purchases of property and equipment	3,559	893
Accruals for investment in capitalized software	773	1,427
Leasehold improvements paid by lessor	305	—

Inovalon Holdings, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income or loss calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest income, interest expense, other expense, net, provision for income taxes, stock-based compensation, acquisition costs, restructuring expense, and other non-comparable items. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue. A reconciliation of net income to Adjusted EBITDA follows:

(In thousands, except percentages)	Three Months Ended June 30,		Six Months Ended June 30,		TTM Ended June 30,
	2020	2019	2020	2019	2020	2019
Net income (loss)	$2,025	$4,538	$342	$(3,785)	$11,902	$(15,649)
Depreciation and amortization	30,632	27,420	58,566	54,467	112,349	107,906
Interest income	(96)	(664)	(386)	(1,274)	(1,354)	(1,906)
Interest expense	14,260	16,649	28,820	33,191	61,460	66,639
Other expense, net	148	—	170	11	179	635
(Benefit from) Provision for income taxes	(652)	18	(4,197)	(1,711)	(4,383)	(2,686)
EBITDA	46,317	47,961	83,315	80,899	180,153	154,939
Stock-based compensation	7,865	2,782	15,121	8,021	27,330	17,791
Acquisition costs:
Transaction costs	—	6	—	898	—	2,913
Integration costs	190	1,002	640	3,471	3,329	7,057
Contingent consideration accretion	(134)	142	(32)	247	(534)	(1,147)
Compensatory contingent consideration	28	(4)	35	(34)	135	(147)
Restructuring expense	—	—	—	—	—	36
Other non-comparable items(1)	2,371	329	5,045	3,250	7,630	6,579
Adjusted EBITDA	$56,637	$52,218	$104,124	$96,752	$218,043	$188,021
Adjusted EBITDA margin	34.9%	33.3%	32.9%	32.0%	33.2%	32.2%
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(1)
Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Non-GAAP net income
Inovalon defines Non-GAAP net income as net income or loss calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, restructuring expense, amortization of acquired intangible assets, amortization of debt issuance costs and debt discount, and other non-comparable items. The Company defines Non-GAAP basic net income per share as Non-GAAP net income divided by basic weighted average shares outstanding. The Company defines Non-GAAP diluted net income per share as Non-GAAP net income divided by diluted weighted average shares outstanding. A reconciliation of net income to Non-GAAP net income follows:

(In thousands, except per-share amounts)	Three Months Ended June 30,		Six Months Ended June 30,		TTM Ended June 30,
	2020	2019	2020	2019	2020	2019
Net income (loss)	$2,025	$4,538	$342	$(3,785)	$11,902	$(15,649)
Stock-based compensation	7,865	2,782	15,121	8,021	27,330	17,791
Acquisition costs:
Transaction costs	—	6	—	898	—	2,913
Integration costs	190	1,002	640	3,471	3,329	7,057
Contingent consideration accretion	(134)	142	(32)	247	(534)	(1,147)
Compensatory contingent consideration	28	(4)	35	(34)	135	(147)
Amortization of acquired intangible assets	14,846	13,117	27,800	26,233	53,869	52,568
Amortization of debt issuance costs and debt discount	1,187	1,083	2,338	2,155	4,781	4,269
Restructuring expense	—	—	—	—	—	36
Other non-comparable items(1)	2,371	329	5,045	3,250	7,630	6,579
Tax impact of add-back items	(6,405)	(3,916)	(13,144)	(6,726)	(26,541)	(16,574)
Non-GAAP net income	$21,973	$19,079	$38,145	$33,730	$81,901	$57,696

GAAP basic net income (loss) per share	$0.01	$0.03	$—	$(0.03)	$0.07	$(0.11)
GAAP diluted net income (loss) per share	$0.01	$0.03	$—	$(0.03)	$0.07	$(0.11)
Non-GAAP basic net income per share	$0.15	$0.13	$0.26	$0.23	$0.56	$0.39
Non-GAAP diluted net income per share	$0.15	$0.13	$0.26	$0.23	$0.56	$0.39
Weighted average shares of common stock outstanding:
Basic	149,517	148,136	149,350	147,956
Diluted	149,685	148,478	149,521	148,295
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(1)
Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Non-GAAP net income in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Free Cash Flow
Inovalon defines free cash flow as net cash provided by operating activities less purchases of property and equipment and less investment in capitalized software. A reconciliation of net cash provided by operating activities to free cash flow follows:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,		TTM Ended June 30,
	2020	2019	2020	2019	2020	2019
Net cash provided by operating activities	$49,032	$25,157	$63,131	$39,912	$129,699	$110,189
Less: Purchases of property and equipment	(7,254)	(4,714)	(12,787)	(8,510)	(27,086)	(17,539)
Less: Investment in capitalized software	(11,737)	(9,150)	(22,677)	(16,776)	(42,031)	(33,713)
Free cash flow	$30,041	$11,293	$27,667	$14,626	$60,582	$58,937

Inovalon Holdings, Inc.
Key Metrics
The Company believes the key metrics illustrated in the tables below are indicative of its overall level of analytical activity and its underlying growth in the business.

	June 30,
(In thousands)	2020	2019
MORE[2] Registry® dataset metrics
Unique patient count(1)	319,489	278,629
Medical event count(2)	55,909,357	45,776,969
Trailing twelve-month Patient Analytics Months (PAM)(3)	72,342,794	55,068,958
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(1)	Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE[2] Registry® as of the end of the period presented.

(2)
Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).

(3)
Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an “analytical process” is a distinct set of data calculations undertaken by the Company which is initiated and completed within the Company’s platform solutions to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.
Investment in Innovation
The Company’s business model is based upon the ability to deliver value to clients through the combination of advanced, cloud-based data analytics and data-driven intervention toolsets focused on the achievement of meaningful and measurable improvements in clinical quality outcomes and financial performance in healthcare. The Company’s ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company’s continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company’s business success. The Company’s investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data-driven interventions toolset capabilities are deployed as summarized below.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2020	2019	2020	2019
Investment in Innovation:
Research and development(1)	$8,835	$7,898	$15,939	$16,099
Capitalized software development(2)	11,070	8,801	21,502	16,708
Research and development infrastructure investments(3)	—	411	—	1,581
Total investment in innovation	$19,905	$17,110	$37,441	$34,388
As a percentage of revenue
Research and development(1)	5%	5%	5%	5%
Capitalized software development(2)	7%	6%	7%	6%
Research and development infrastructure investments(3)	—%	—%	—%	1%
Total investment in innovation	12%	11%	12%	12%
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(1)	Research and development primarily includes employee costs related to the development and enhancement of our service offerings.

(2)	Capitalized software development includes capitalized costs incurred to develop and enhance functionality for our platform solutions.

(3)	Research and development infrastructure investments include strategic capital expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.
Forward-Looking Guidance Adjusted EBITDA

	Guidance Range
	Three Months Ending September 30, 2020		Year Ending December 31, 2020
(In millions)	Low	High	Low	High
Net income	$7	$8	$15	$21
Depreciation and amortization	29	30	116	116
Interest expense	14	14	57	58
Interest income	—	—	(1)	(1)
Provision for income taxes(1)	3	4	2	4
EBITDA	53	56	189	198
Stock-based compensation	8	8	31	31
Acquisition costs:
Integration costs	—	—	1	1
Other non-comparable items(2)	—	1	5	6
Adjusted EBITDA	$61	$65	$226	$236
Adjusted EBITDA margin	34.9%	35.2%	33.5%	33.8%
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(1)	A 28% tax rate is assumed in order to approximate the Company’s effective statutory corporate tax rate.

(2)
Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Forward-Looking Guidance Non-GAAP net income

	Guidance Range
	Three Months Ending September 30, 2020		Year Ending December 31, 2020
(In millions, except per-share amounts)	Low	High	Low	High
Net income	$7	$8	$15	$21
Stock-based compensation	8	8	31	31
Acquisition costs:
Integration costs	—	—	1	1
Amortization of acquired intangible assets	14	14	55	55
Amortization of debt issuance costs and debt discount	1	1	4	4
Other non-comparable items(1)	—	1	5	6
Tax impact of add-back items(2)	(5)	(6)	(26)	(27)
Non-GAAP net income	$25	$26	$85	$91

GAAP diluted net income per share	$0.05	$0.05	$0.10	$0.14
Non-GAAP diluted net income per share	$0.16	$0.18	$0.57	$0.61
Weighted average shares of common stock outstanding - diluted	150	150	150	150
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(1)
Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from non-GAAP net income in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

(2)	A 28% tax rate is assumed in order to approximate the Company’s effective statutory corporate tax rate.

Non-GAAP Financial Measures
Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP net income as additional information for evaluating the Company’s operating results and free cash flow as a liquidity measure to evaluate the Company’s ability to generate cash to support its ongoing business to service and repay debt, and to invest in its business. These measures are not prepared in accordance with, or as an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.
Investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Inovalon’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above.
These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and are an important factor in determining variable compensation.
Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, other expense, net, interest income, interest expense, provision for income taxes, stock-based compensation, acquisition costs (including transaction costs, integration costs, costs related to contingent consideration accretion and compensatory contingent consideration), restructuring expense, tax on equity exercises, and other non-comparable items. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.
Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.
The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.
Non-GAAP net income and Non-GAAP net income per share
The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs (including transaction costs, integration costs, costs related to contingent consideration accretion and compensatory contingent consideration), restructuring expense, amortization of acquired intangible assets, amortization of debt issuance costs and debt discount, tax on equity exercises, and other non-comparable items.
The Company defines Non-GAAP basic net income per share as Non-GAAP net income divided by basic weighted average shares outstanding. The Company defines Non-GAAP diluted net income per share as Non-GAAP net income divided by diluted weighted average shares outstanding.
The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating

Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company’s core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company’s performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.
Free cash flow
The Company defines free cash flow as net cash provided by operating activities calculated in accordance with GAAP less purchases of property and equipment and less investments in capitalized software. The Company uses free cash flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to service and repay debt, and to invest in its businesses. However, use of free cash flow has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s liquidity as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate free cash flow or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:
Inovalon
Kim E. Collins, Senior Vice President. Corporate Communications
Phone: 301-809-4000 x1473
kcollins@inovalon.com

Hulus Alpay, Vice President, Investor Relations
Phone: 301-809-4000 x1237
halpay@inovalon.com